Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-119275 of The Mosaic Company, Mosaic Fertilizer, LLC, and Mosaic Crop Nutrition, LLC of our report dated June 10, 2004, except for Note 16, as to which the date is August 5, 2004, related to the financial statements of Saskferco Products Inc. as at May 31, 2004 and 2003 and for each of the three years in the period ended May 31, 2004 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP Registered Chartered Accountants Regina, Saskatchewan, Canada

November 10, 2004